Exhibit 99.1

Stryve Foods, Inc. Reports Fiscal 2022 Fourth Quarter and Full Year Results

Full Year’22 Sales of $29.9M, Q4 Net Loss to $4.5M and Adjusted EBITDA Loss of $3.5M

2022 Transformational Turnaround Positions Company for Accelerated Sales and Margins

2023 Net Sales Guidance in a Range of $28.0M to $34.0M

PLANO, Texas, April 3, 2023 — Stryve Foods, Inc. (“Stryve” or “the Company”) (NASDAQ: SNAX), an emerging healthy snack and eating platform disrupting traditional consumer packaged goods (CPG) categories, and a leader in the air-dried meat snack industry in the United States, today reports financial and operating results for the three and twelve months ended December 31, 2022.

Chris Boever, Chief Executive Officer, commented, “Our 2022 transformation is progressing as planned. As we discussed last quarter, simplifying our business, executing pricing actions and attacking operating expenses were crucial components to building the foundation for our future. In the fourth quarter, we successfully reduced operating expenses by 55%, implemented a customer and SKU rationalization eliminating low quality sales. We streamlined the organizational structure and delivered double digit improvement in pricing. While there are still components of the transformation to complete, the progress the team made has been impressive. I would like to thank my Stryve teammates and the board for their efforts and support.

“We have collaborated with our retail partners, listened to the voice of the consumer, and have dramatically improved our offerings to drive distribution and consumption. From this, we have refreshed our packaging to work harder at retail and invested to unlock huge advancements in our product quality. These actions have been extremely well received by retailers across the country, and as a direct result of these efforts, we will experience significant distribution gains, starting in the second quarter, across multiple retail channels, c-store, mass, natural, and in grocery. In addition, our productivity program is now in place, with several projects across the enterprise in motion. The organization’s focus on the core portfolio, executing on the fundamentals will deliver acceleration in revenues and margin expansion starting in our second quarter.

“Looking back at Q4, we successfully maintained stable gross margins in the back half, and again delivered our best quarterly Adjusted EBITDA Loss in the Company’s history. Our first pass productivity improvements have shown up in our numbers with materially lower cash operating expenses. I am confident that we will be able to drive further positive financial outcomes this year.

“Based on 52-week data in measured channels alone, we delivered retail sales growth of 27% in 2022, exceeding the overall category performance, earning share. This was largely attributed to our gains in distribution and price/mix acceleration. We expect to continue to build on this progress, while maintaining rigorous discipline on our execution. I am proud of what the team has accomplished in 2022. The demands were challenging last year, and the rewards of our efforts are beginning to show up with improved execution, expanding distribution, and enhanced merchandising of our great tasting, on-trend, healthier brands; Stryve, Vacadillos, Kalahari, and Braaitime,” Boever concluded.

Alex Hawkins, Chief Financial Officer, said, “This progress demonstrates our ability to turnaround the business and drive meaningful improvements throughout the organization. With significantly improved price/mix, better procurement, and improving yields, we have made significant strides in fixing our unit economics and have stabilized our gross margins in the back half of 2022. We have also made significant progress reducing cash operating expenses, which further narrows losses and the monthly cash burn. We’ve established a leaner, more productive organization, streamlined our operations and offerings to accelerate to profitability in the future.

“As we outlined last quarter, we’ve removed a significant amount of low-quality volume from the business. As evidenced by our Q4 results, we believe the rationalized base business is approximately $20M of run rate net sales upon which we look to grow from in 2023. While the lower volumes have affected our gross margins in the short term due to lower plant utilization, it has allowed us to drive meaningful improvements throughout our supply chain. And, as our plant volumes increase to support our distribution wins in Q2, we expect to see a several-point improvement in our gross margins. And subject to any externalities, we expect that with consistent volumes gross margins to scale into the mid-30s by year-end.

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“In 2023, we expect we will be mostly flat with the potential for some modest growth overall versus FY 2022. However, when compared to our rationalized base, we’re projecting in excess of 40% growth in our quality core revenues.

“Our full-year 2023 net sales projections are in a range of $28 to $34 million with the first quarter representing our turnarounds’ trough but looking directionally similar to the last two quarters on top and bottom-line results. We expect to see a step function change in revenue and margins beginning in our second quarter as we fulfill our retail expansions. This ramp in quality revenues from Q1 to Q2 requires a significant investment in working capital, which has put pressure on our liquidity position. We are addressing this dynamic carefully to ensure successful execution because we believe that by doing so we will be able to show dramatically improved operating results and growth trajectory starting in Q2. Our estimates assume we navigate those dynamics and these projections are based on our view of today’s macro climate and could be adjusted if we see material changes or volatility in macro conditions,” concluded Hawkins.

The results shown in this release are preliminary pending the finalization of the Company’s 10-K and represent management’s expectations of what the audited results will be. The Company expects to file its completed 10-K in the coming days.

Fourth Quarter 2022 Highlights

●	Net sales of $5.4 million, compared to $6.8 million in the year-ago quarter. Net sales declined primarily due to the Company’s SKU rationalization project, which included the discontinuation of slow-moving, lower gross margin items and non-profitable accounts.
●	Gross profit of $1.2 million, or 22.3% of net sales, compared to gross profit of $755 thousand, or 11.0% of net sales, in the 2021 quarter. These results still reflect a drag on gross margins stemming from reduced volume and labor/overhead absorption in the quarter which management believes should be alleviated in the second quarter of 2023 as new distribution wins come online.
●	Operating loss of ($4.3) million, compared to operating loss of ($11.5) million in the 2021 fourth quarter.
●	Net loss of ($4.5) million, or ($0.14) per share, compared to a net loss of ($12.0) million, or ($0.58) per share, in the 2021 fourth quarter.
●	Adjusted loss per share of ($0.13) [1] for the fourth quarter of 2022, which compares favorably to Adjusted loss per share of ($0.55) for the year-ago period.
●	Adjusted EBITDA loss[1] of ($3.5) million for the 2022 fourth quarter, compared to ($10.6) million in the prior year quarter.

1 Adjusted EBITDA and Adjusted loss per share are a non-GAAP financial measure as defined and reconciled to GAAP below.

Full Year 2022 Highlights

●	Net sales of $29.9 million for the full year, compared to $30.1 million versus the prior year. Net sales declined in part due to the Company’s SKU rationalization project in the back half, which included the discontinuation of slow-moving, lower gross margin items and non-profitable accounts.
~~●~~	Gross profit (loss) of ($711) thousand for 2022, compared to gross profit of $10.3 million, or 34.1% of net sales in the 2021 period. The decline in gross profit year-over-year was due to a combination of 1) a channel-to-market shift from direct-to-consumer to retail stores; 2) margin pressure from inflation on all input costs and prior leadership’s hesitation to implement price increases; 3) significant promotional activity primarily from a limited-time retailer-specific event that occurred in the second quarter of 2022. These challenges to gross margin have been addressed by new leadership through price increases, SKU and customer portfolio rationalization, and other productivity initiatives.
●	Operating loss of ($32.2) million for the year, compared to an operating loss of ($31.3) million in the 2021 prior year period. Although second half cash operating expenses were reduced by more than 50% compared to the prior year, 2022 included non-cash write-offs of certain non-core assets and significant one-time charges from restructuring efforts under new leadership that were recorded, primarily in the second quarter of the year.

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●	Net loss of ($33.1) million, or ($1.08) per share for the year, compared to a net loss of ($32.0) million, or ($2.16) per share in the 2021 prior year period.
●	Adjusted loss per share of ($0.91) [1] for the full year of 2022, was adjusted for restructuring charges, stock-based compensation, and other items, which compares favorably to Adjusted loss per share of ($2.19) for the year-ago period.
●	Adjusted EBITDA loss[1] of ($25.0) million for the year, compared to a ($27.8) million Adjusted EBITDA loss in the comparable period.

1 Adjusted EBITDA and Adjusted loss per share are a non-GAAP financial measure as defined and reconciled to GAAP below.

Conference Call

The Company will conduct a conference call today at 9:00 a.m. Eastern Time to discuss financial and operating results for the quarter and full year ended December 31, 2022. To access the call live by phone, dial (844) 826-3035 and ask for the Stryve Foods call at least 10 minutes prior to the start time. A telephonic replay will be available through April 17, 2023, by calling (844) 512-2921 and using passcode ID:10176514. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at https://ir.stryve.com/news-events.

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods. Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar*, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its ecommerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

* All Stryve Biltong and Vacadillos products contain zero grams of added sugar, with the exception of the Chipotle Honey flavor of Vacadillos, which contains one gram of sugar per serving.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to achieve profitability due to commodity prices, inflation, supply chain interruption, transportation costs and/or labor shortages; (ii) the ability to recognize the anticipated benefits of the Business Combination or meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook; (vii) risks around the Company’s ability to continue as a going concern and (viii) other risks and uncertainties described in the Company’s public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Investor Relations Contact:

Three Part Advisors, LLC

Sandy Martin or Phillip Kupper

smartin@threepa.com or pkupper@threepa.com

214-616-2207 or 817-778-8339

-Financial Statements Follow-

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Stryve Foods, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	For The Three Months Ended		For The Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
(In thousands)	(unaudited)		(unaudited)

SALES, net	$5,409	$6,834	$29,946	$30,082

COST OF GOODS SOLD (exclusive of depreciation shown separately below)	4,203	6,079	30,657	19,814

GROSS (LOSS) MARGIN	$1,206	$755	$(711)	$10,268

OPERATING EXPENSES
Selling expenses	$1,801	$8,252	$14,674	$26,125
Operations expense	728	1,258	4,392	4,522
Salaries and wages	2,469	2,299	10,505	9,276
Depreciation and amortization expense	495	428	1,961	1,622
One-time prepaid media reserve
(Gain) / loss on disposal of fixed assets	(0)	33	(75)	11
Total operating expenses	5,493	12,270	31,457	41,556

OPERATING LOSS	(4,287)	(11,515)	(32,168)	(31,288)

OTHER (EXPENSE) INCOME
Interest expense	(337)	(313)	(896)	(3,028)
PPP loan forgiveness	-	-	-	1,670
Change in fair value of Private Warrants	8	40	108	253
Gain on debt extinguishment	-	-	-	545
Other (expense) income	-	(139)	(259)	(112)
Total other (expense) income	(329)	(412)	(1,047)	(672)

NET LOSS BEFORE INCOME TAXES	(4,616)	(11,927)	(33,215)	(31,960)

Income taxes	(111)	30	(75)	30

NET LOSS	$(4,505)	$(11,957)	$(33,140)	$(31,990)

Loss per common share:
Basic and diluted	$(0.14)	$(0.58)	$(1.08)	$(2.16)

Weighted average shares outstanding:
Basic and diluted	31,180,959	20,585,732	30,722,769	14,821,319

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Stryve Foods, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2022	2021
(In thousands)	(preliminary)
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$623	$2,217
Accounts receivable, net	2,489	3,113
Inventory, net	8,259	7,216
Prepaid media spend, net of reserve	-	450
Prepaid expenses and other current assets	1,551	2,043
Total current assets	12,922	15,039

Property and equipment, net	8,817	6,826
Right of use asset, net	5,010	767
Deferred Tax Asset	-	-
Goodwill	8,450	8,450
Intangible asset, net	4,362	4,604
Prepaid media spend, net of reserve and net of current portion	-	1,085
Other assets	-	4
TOTAL ASSETS	$39,560	$36,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,010	$3,098
Accrued expenses	1,728	1,635
Current portion of lease liability	328	168
Line of credit	1,046	3,500
Current portion of long-term debt	969	3,447
Total current liabilities	7,081	11,848

Long-term debt, net of current portion	3,697	120
Lease liability, net of current portion	4,734	599
Financing obligation - related party operating lease	7,500	7,500
Deferred tax liability, net	1	67
Deferred stock compensation liability	90	71
Warrant liability	21	128
TOTAL LIABILITIES	23,124	20,333

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock - $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Class A common stock - $0.0001 par value, 400,000,000 shares authorized, 25,727,783 and 8,633,755 shares issued and outstanding, respectively	2	1
Class V common stock - $0.0001 par value, 200,000,000 shares authorized, 6,299,603 and 11,502,355 shares issued and outstanding, respectively	1	1
Additional paid-in-capital	133,685	100,551
Accumulated deficit	(117,252)	(84,111)
TOTAL STOCKHOLDERS’ EQUITY	16,436	16,442

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,560	$36,775

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Stryve Foods, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Year Ended
	December 31, 2022	December 31, 2021
(In thousands)	(preliminary)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(33,140)	$(31,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,719	1,376
Amortization of intangible assets	242	245
Amortization of debt issuance costs	30	533
Amortization of right-of-use asset	221	170
Deferred income taxes	(66)	-
(Gain) loss on disposal of fixed assets	(75)	11
Gain on debt extinguishment	-	(545)
Prepaid media reserve	1,489	-
Obsolete inventory reserve	538	-
Interest income on members loan receivable	-	(27)
Bad debt expense	372	1,078
Forgiveness on paycheck protection program loan	-	(1,670)
Stock based compensation expense	1,079	550
Change in fair value of Private Warrants	(108)	(253)
Forgiveness of Notes Receivable	-	1,701
Changes in operating assets and liabilities:
Accounts receivable	39	(3,512)
Inventory	(1,581)	(3,843)
Income taxes receivables and payables, net	(26)	11
Vendor deposits	4	31
Prepaid media spend	46	(787)
Prepaid expenses and other current assets	705	(1,491)
Accounts payable	(88)	(742)
Accrued liabilities	119	1,049
Operating lease obligations	(168)	(136)
Net cash used in operating activities	$(28,649)	$(38,241)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of equipment	(3,759)	(1,435)
Cash received for sale of equipment	124	67
Net cash used in investing activities	$(3,635)	$(1,368)

CASH FLOWS FROM FINANCING ACTIVITIES
Investment from Andina	-	36,136
PIPE capital raise	32,311	-
Exercise of Prefunded Warrants	1	-
Repurchase of member shares	-	(100)
Post closing adjustment of Business Combination Agreement	(238)	-
Borrowings on long-term debt	4,000	200
Repayments on long-term debt	(5,031)	(4,472)
Borrowings on related party debt	-	13,904
Repayments on related party debt	-	(7,612)
Borrowings on short-term debt	5,632	14,884
Repayments on short-term debt	(5,650)	(11,199)
Debt issuance costs	(335)	(507)
Net cash provided by financing activities	$30,690	$41,234

Net change in cash and cash equivalents	(1,594)	1,625
Cash and cash equivalents at beginning of period	2,217	592
Cash and cash equivalents at end of period	$623	$2,217

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$896	$2,800
NON-CASH INVESTING AND FINANCING ACTIVITY:
Non-cash retirement of Bridge Notes	$-	$10,857
Right-of-use assets obtained in exchange for operating lease liabilities	$4,463	$937
Non-cash commercial premium finance borrowing	$1,013	$-

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Reconciliation of GAAP to Non-GAAP Information

Stryve uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Stryve’s management team uses EBITDA, Adjusted EBITDA, and Adjusted Earnings Per Share to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA, Adjusted EBITDA and Adjusted Earnings Per Share. Stryve believes this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. A reconciliation between EBITDA and net income (loss) is below:

	Three Month	Three Month	Year ended	Year ended
	Period Ended Dec 31, 2022	Period Ended Dec 31, 2021	December 31, 2022	December 31, 2021
	(preliminary)	(unaudited)	(preliminary)
(In thousands)
Net loss before income taxes	$(4,617)	$(11,927)	$(33,215)	$(31,960)
Interest expense	337	313	896	3,028
Depreciation and amortization	495	428	1,961	1,622
EBITDA	$(3,785)	$(11,186)	$(30,358)	$(27,310)
Additional Adjustments*:
PPP loan forgiveness	-	-	-	(1,670)
Severances and One-Time Employee Related Costs	82	-	1,713	-
One-Time Reserves and Write Downs	-	-	2,562	-
Stock based compensation expense	241	550	1,052	550
Non-cash compensation expense	-	-	-	1,701
Comparability adjustment - Public vs. Private	-	-	-	(1,049)
Adjusted EBITDA	$(3,461)	$(10,637)	$(25,031)	$(27,779)

	Three Month	Three Month
	Period Ended Dec 31, 2022	Period Ended Dec 31, 2021	Year Ended Dec 31, 2022	Year Ended Dec 31, 2021

(In thousands except share and per share information)
Net loss	$(4,505)	$(11,957)	$(33,140)	$(31,990)
Weighted average shares outstanding	31,180,959	20,585,732	30,722,769	14,821,319
Basic & Diluted Net Loss per Share	$(0.14)	$(0.58)	$(1.08)	$(2.16)
Additional Adjustments:
PPP loan forgiveness	-	-	-	(0.11)
Severances and One-Time Employee Related Costs	0.00	-	0.06	-
One-Time Reserves and Write Downs	-	-	0.08	-
Stock based compensation expense	0.01	0.03	0.03	0.04
Non-cash compensation expense	-	-	-	0.11
Comparability adjustment - Public vs. Private	-	-	-	(0.07)
Adjusted Earnings per Share	$(0.13)	$(0.55)	$(0.91)	$(2.19)

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